Exhibit 12.5

BGE

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	11	344	351	477	468
Less: Capitalized interest	(5)	(6)	(12)	(14)	(11)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	6	338	339	463	457
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	149	127	118	113	115
Interest component of rental expense (a)	4	4	4	11	7

Total fixed charges	153	131	122	124	122
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	159	469	461	587	579
Ratio of earnings to fixed charges	1.0	3.6	3.8	4.7	4.7

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

BGE

Ratio of Earnings to Fixed Charges and Preference Stock Dividends

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	11	344	351	477	468
Less: Capitalized interest	(5)	(6)	(12)	(14)	(11)
Preference security dividend requirements	(20)	(21)	(22)	(22)	(13)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	(14)	317	317	441	444
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	149	127	118	113	115
Interest component of rental expense (a)	4	4	4	11	7
Preference security dividend requirements	20	21	22	22	13

Total fixed charges	173	152	144	146	135
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	159	469	461	587	579
Ratio of earnings to fixed charges and preferred stock dividends	0.9 (b)	3.1	3.2	4.0	4.3

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.
(b)	The ratio coverage was less than 1:1. The registrant must generate additional earnings of $14 million to achieve a coverage ratio of 1:1.